Exhibit (a)(1)(C)
A10 NETWORKS, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS
ELECTION FORM
THE OFFER EXPIRES AT 9:00 P.M., PACIFIC TIME, ON DECEMBER 17, 2015,
UNLESS THE OFFER IS EXTENDED

Eligible Participants who reside in Japan, Germany or the Netherlands may submit election forms only via facsimile. All eligible participants, including those who reside in Japan, Germany or the Netherlands, may access the offer website, including the eligible option schedule and the Breakeven Calculator. However, if you are an eligible participant who resides in any of these three countries, you will not be permitted to submit your election form via the offer website.
Before completing and signing this election form, please make sure you received, read and understand the documents that comprise this offer to exchange certain outstanding options for restricted stock units (the “offer”), including (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the “Offer to Exchange”); (2) the launch email, dated November 19, 2015, announcing this offer; and (3) this election form, together with its instructions (together, the “offer documents”). The offer is subject to the terms of these offer documents, as they may be amended. The offer provides eligible participants the opportunity to exchange eligible options for a lesser number of restricted stock units (“RSUs”) with a different vesting schedule as set forth in Section 2 of the Offer to Exchange. This offer expires at 9:00 p.m., Pacific Time, on December 17, 2015, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.
In accordance with the terms outlined in the offer documents, if you elect to exchange your eligible options, the number of RSUs you receive will depend on the number of shares subject to eligible options that you elect to exchange pursuant to the offer and an exchange ratio that is based on the per share exercise price, as described in Section 2 of the Offer to Exchange. If you participate in this offer, you may exchange outstanding options granted to you by A10 with a per share exercise price equal to or greater than $12.00 under our 2014 Equity Incentive Plan or 2008 Stock Plan, that remain outstanding and unexercised as of the expiration date of the offer, currently expected to be December 17, 2015. None of the RSUs will be vested on the date of grant and the first scheduled vesting date of the RSUs occurs on the one-year anniversary of the RSU grant date. Each RSU award will be subject to a new vesting schedule based on the extent to which shares are vested under the eligible option that is cancelled in exchange for such RSU award. The vesting schedule of the RSUs will be subject to your continued service with us or our subsidiaries through each applicable vesting date generally over a period of the sum of (a) the number of years remaining for the corresponding exchanged option grant to become fully vested, with any partial quarter of a year rounded down to the nearest quarter of a year, plus (b) one additional year, following the grant date of the RSUs. Although the vesting schedule of your eligible option may have had a monthly vesting component, there will be no monthly vesting on the new RSUs. See Section 9 of the Offer to Exchange for further details. You will lose your rights to all exchanged options that are cancelled under the offer.
BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS. Please be sure to follow the instructions, which are attached.

To participate in the offer to exchange some or all of your eligible option grants, you must complete and submit your election form via A10’s offer website (except with respect to eligible participants residing in Japan, Germany or the Netherlands) or facsimile by 9:00 p.m., Pacific Time, on December 17, 2015 (unless we extend the offer). Eligible participants residing in Japan, Germany or the Netherlands may submit election forms only via facsimile. With respect to all other eligible participants, we prefer that you submit your election form electronically via the offer website. However, if you choose not to use the offer website process or if you are an eligible participant residing in Japan, Germany or the Netherlands, you may print the election form attached to the launch email, dated November 19, 2015, announcing this offer, properly complete, sign and date the election form, and return it via facsimile by 9:00 p.m., Pacific Time, on December 17, 2015 (unless we extend the offer). Only responses that are completed, signed (electronically or otherwise) and actually received via the offer website (for eligible participants other than those residing in Japan, Germany or the Netherlands) or facsimile by the Company by the deadline will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.
You may change your mind after you have submitted an election form and withdraw some or all of your eligible options from the offer at any time by submitting a new election form before the expiration date. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date.
If you would like to participate in this offer by submitting your election form via facsimile, please indicate your election by checking one of the boxes below and completing and signing this election form. Personalized information regarding your eligible option grants will be available in your eligible option schedule via the offer website. This eligible option schedule will list your eligible option grants, the grant date and per share exercise price of each of your eligible option grants, the number of shares subject to each of your eligible option grants that are scheduled to be vested as of December 17, 2015, the number of shares subject to your eligible option grants as of December 17, 2015 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), the length of time remaining under each eligible option grant before they are scheduled to be fully vested, the exchange ratio applicable to each of your eligible option grants, the number of RSUs that would be issued in exchange for each eligible option grant, and the vesting schedule applicable to each award of RSUs. If you are unable to access your eligible option schedule via the offer website, you may contact A10 Stock Administration by email at stockadmin@a10networks.com or by phone at (408) 240‑9341.
Please check the appropriate box:
☐ Yes, I wish to participate in the offer as to ALL of my eligible option grants.
All of my eligible options will be cancelled irrevocably on the cancellation date, currently expected to be December 17, 2015.
☐ Yes, I wish to participate in the offer as to my eligible option grants listed below (please list):
(Previously submitted election forms, if any, will be disregarded upon submitting a new, properly completed election form. As a result, any new election form must indicate all eligible option grants you wish to exchange in the offer.)

Option Grant Number	Grant Date

My eligible option grants that are specifically listed above will be cancelled irrevocably on the cancellation date, currently expected to be December 17, 2015.
OR
☐ No, I wish to REJECT the offer with respect to all of my eligible option grants.
If I previously have accepted the offer with respect to some or all of my eligible options, this will act as a withdrawal of that acceptance and I will not participate in the offer.
I understand that this election form will replace in its entirety any election I previously submitted.

SUBMIT THIS ELECTION FORM NO LATER THAN 9:00 P.M., PACIFIC TIME,
ON DECEMBER 17, 2015 (UNLESS THE OFFER IS EXTENDED).
Election Terms & Conditions
1.I agree that my decision to accept or reject the offer with respect to some or all of my eligible option grants is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange.
2.I understand that I may change my election at any time by completing and submitting a new election form no later than 9:00 p.m. Pacific Time, on December 17, 2015 (unless the offer is extended), and that any election form submitted and/or received after such time will be void and of no further force and effect.
3.If my employment or other service with A10 or its subsidiaries terminates before the offer expires, I understand that I will cease to be an eligible participant under the terms of the offer and any election that I have made to exchange any of my options pursuant to the offer will be ineffective. As a result, none of my options will be exchanged under the offer and I will not receive RSUs.
4.I understand and agree that, in the event of termination of my employment or other service with A10 or any of its subsidiaries (whether or not in breach of local labor laws), my right to receive RSUs pursuant to the offer or to vest in the RSUs received in the offer, if any, will terminate effective as of the date that I no longer am providing active services and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); A10 will have the exclusive discretion to determine when I no longer am providing active services for purposes of the offer and the grant of RSUs pursuant to the offer. I further acknowledge that the RSUs granted pursuant to the offer have a different vesting schedule than the eligible option grants cancelled in exchange, and that the first vesting date under the RSUs is scheduled to occur no earlier than the one year anniversary of the date that the RSUs are granted.
5.I agree that decisions with respect to future grants under any A10 equity compensation plan will be at the sole discretion of A10.
6.I agree that: (i) the offer is discretionary in nature and may be suspended or terminated by A10, in accordance with the terms set forth in the offer documents, at any time prior to the expiration of the offer; (ii) A10 may, at its discretion, refuse to accept my election to participate; and (iii) the offer is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.
7.I agree that: (i) the value of any RSUs and participation in the offer made pursuant to the offer is an extraordinary item of income which is outside the scope of my employment contract or other service contract, if any; (ii) the offer value of any RSUs granted pursuant to the offer is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for A10, any subsidiary or affiliate of A10 or my current employer or entity with which I am engaged to provide services.
8.Neither my participation in the offer nor this election will be construed so as to grant me any right to remain in the employ of A10 or any of its subsidiaries and will not interfere with the ability of my current employer, or applicable entity with which I am engaged to provide services, to terminate my employment or other service relationship at any time with or without cause (subject to the terms of my employment contract or other service contract, if any).
9.Neither my participation in the offer nor this election will be interpreted to form an employment or service contract or relationship with A10 or any subsidiary or affiliate of A10.

10.I understand that the future value of the shares of A10’s common stock underlying the RSUs is unknown and cannot be predicted with certainty.
11.For the exclusive purpose of implementing, administering and managing my participation in the offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my employer (or entity with which I am engaged to provide services) and A10 and its subsidiaries and affiliates. I understand that A10 and my employer (or entity with which I am engaged to provide services, as applicable) hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in A10, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the offer (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of Data by contacting my local human resources department representative. I authorize the recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the offer. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the offer. I understand that, at any time, I may view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources department representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources department representative.
Regardless of any action that A10 or a subsidiary or affiliate of A10 takes with respect to any or all federal, state and local income tax, social insurance and social security liabilities or premium, payroll tax or other tax-related withholding related to the offer and RSUs (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. I further acknowledge that A10 (i) makes no representations or undertakings regarding the treatment of any Applicable Withholdings in connection with any aspect of the offer and the RSUs, including, but not limited to, the exchange of eligible options for RSUs, the grant, vesting or settlement of the RSUs, the issuance of shares upon settlement of the RSUs, the subsequent sale of shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the offer or any aspect of the RSUs to reduce or eliminate my liability for Applicable Withholdings or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of grant of my eligible options and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that A10 and/or my employer or entity with which I am engaged to provide services (or former employer or entity, as applicable) may be required to withhold or account for Applicable Withholdings in more than one jurisdiction. I authorize A10 and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages, from the proceeds of any stock sales or other cash payment paid to me by A10 and/or its subsidiaries. Finally, I agree to pay to A10 or its subsidiary any amount of Applicable Withholdings that A10 or its subsidiary may be required to withhold as a result of my participation in the offer and the grant of RSUs if A10 does not satisfy the Applicable Withholding through other means. A10 may refuse to issue or deliver the shares subject to RSUs that I receive pursuant to the offer, if I fail to comply with my obligations in connection with the Applicable Withholdings.
12.I acknowledge that I may be accepting part or all of the offer and the terms and conditions of this election form in English and I agree to be bound accordingly. If I have received this election form or any other offer document translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
13.I acknowledge and agree that none of A10 or a subsidiary or affiliate of A10, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the offer to exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the offer, other than any information contained in the offer documents.
14.I agree that participation in the offer is governed by the terms and conditions set forth in the offer documents and this election form. I acknowledge that I have received the offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisers before making this election and that I have knowingly accepted or rejected the offer. I agree that any and all decisions or interpretations of A10 upon any questions relating to the offer and this election form will be given the maximum deference permitted by law.
15.I agree that the terms of the RSUs, if any, that I receive pursuant to the offer will be subject to the terms and conditions of the applicable RSU agreement (including any appendix for my country).
16.I understand and agree that the offer and the RSUs granted pursuant to the offer are governed by, and subject to, the laws of the State of California, without regard to the conflict of law provisions. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this offer or the grant of RSUs, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation will be conducted only in the courts of San Jose, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
17.I understand that if I am an eligible participant who resides in Japan, Germany or the Netherlands, I may submit my election form(s) only via facsimile. If I am an eligible participant who resides in the Netherlands, I also understand that in order to participate in the offer, I must agree to and sign any Dutch Tax Ruling confirming that the exchange of eligible options for RSUs will not result in a taxable event (as described further in Schedule L to this Offer to Exchange), to the extent such ruling is obtained and such consent is required by the applicable Netherlands tax authorities. If such consent becomes required, I understand that A10 will provide you with a copy of the consent to the Dutch Tax Ruling once it is obtained.
18.I further understand that if I submit my election form via facsimile, A10 intends to send me a confirmation of receipt of my election form by email at the email address as I have provided to A10 below, within 2 U.S. business days after A10 receives my election form. I understand that if I submit my election form via the offer website, the Confirmation Statement provided on the offer website at the time I submit my election form will provide additional evidence that I submitted my election form and that I should print and keep a copy of such Election Confirmation for my records. If I do not receive a confirmation from A10, I understand that it is my responsibility to ensure that my election form has been received no later than 9:00 p.m., Pacific Time, on December 17, 2015. I understand that only responses that are complete, signed (electronically or otherwise), dated and actually received by A10 by the deadline will be accepted.
(Required)

☐  I acknowledge and agree with the terms and conditions stated above and as set forth in the offer documents comprising this offer.

Country of Residence

Employee Signature	Date

Employee Name (Please Print)	Employee Email Address

SUBMIT THIS ELECTION FORM NO LATER THAN 9:00 P.M., PACIFIC TIME, ON DECEMBER 17, 2015 (UNLESS THE OFFER IS EXTENDED).A10 NETWORKS, INC.
ELECTION INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1.    To participate in the offer, you must complete and deliver an election form.
If you choose to participate in this offer, a properly completed, signed (electronically or otherwise) and dated election form must be received via A10’s offer website (except with respect to eligible participants residing in Japan, Germany or the Netherlands) or by facsimile by the expiration date. Due to applicable requirements under local law, eligible participants residing in Japan, Germany or the Netherlands may submit election forms only via facsimile. All eligible participants can access this offer website at https://A10.equitybenefits.com and view information with respect to the offer, the offer documents, and their eligible options. However, eligible participants residing in Japan, Germany, or the Netherlands may submit elections only via facsimile and not via the offer website.
To submit your election form, you must do one of the following by the expiration date, currently expected to be 9:00 p.m., Pacific Time, December 17, 2015:
Elections via the Offer Website (Other than Eligible Participants Residing in Japan, Germany, or the Netherlands)
aAccess A10’s offer website by going to https://A10.equitybenefits.com and enter your A10 email address and password. If this is the first time you are logging into the offer website, you should use the password as specified in the launch email, dated November 19, 2015, announcing the offer.
bAfter logging into the offer website, review the information and proceed through to the Election Page. You will be provided with your eligible option schedule containing personalized information regarding the eligible option grants you hold, including the grant date and per share exercise price of each of your eligible options grants, the number of shares subject to each of your eligible option grants as of December 17, 2015 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), the number of shares subject to each of your eligible option grants that are scheduled to be vested as of December 17, 2015, length of time remaining under each eligible option grant before they are scheduled to be fully vested, the number of RSUs that would be issued in exchange for each eligible option grant, and the vesting schedule applicable to each award of RSUs. You also can review your eligible options in the Breakeven Calculator, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from exchanged options or the RSUs to be granted pursuant to the offer if you choose to exchange your eligible options. The Breakeven Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the offer. For example, the Breakeven Calculator does not account for vesting. Note that you will be able to profit from an RSU only if it actually vests. Therefore, even if the Breakeven Calculator shows that the potential profit on an RSU is greater than for an exchanged option at the assumed prices you enter, you would be able to profit from the RSU only if it actually vests. In addition, this Breakeven Calculator does not take into consideration the difference in taxation between RSUs and stock options. Note also that because of the rounding resulting from fractional shares, the values shown could be higher or lower than the actual result. While eligible participants residing in Japan, Germany, or the Netherlands may submit elections only via facsimile, they can access their eligible option schedule and the Breakeven Calculator via the offer website.
cOn the Election Page, select the appropriate box next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the offer.

dProceed through the offer website by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. After reviewing and agreeing to the Terms of Election, submit your election form.
eUpon submitting your election form, a Confirmation Statement will be generated by the offer website. Please print and keep a copy of the Confirmation Statement for your records. At this point, you have completed the election process.
Elections via Facsimile (Must Be Used by Eligible Participants Residing in Japan, Germany, or the Netherlands)
Eligible Participants residing in Japan, Germany, or the Netherlands may submit elections only via facsimile. With respect to all other eligible participants, we prefer that you submit your election form electronically via the offer website. However, if you choose not to use the offer website process, you may submit your election form as follows:

a.	Print the election form attached to the launch email, dated November 19, 2015, announcing this offer.
b.Properly complete the election form; and submit your election form via facsimile at 1‑408‑351‑0840, no later than the expiration date, which currently is expected to be 9:00 p.m., Pacific Time, on December 17, 2015, unless we extend the offer.
c.Eligible participants residing in the Netherlands also must agree to and sign any Dutch Tax Ruling confirming that the exchange of eligible options for RSUs will not result in a taxable event (as described further in Schedule L to this Offer to Exchange) in order to participate in the offer, to the extent such ruling is obtained and such consent is required by the applicable Netherlands tax authorities. If such consent becomes required, A10 will provide you with a copy of the consent to the Dutch Tax Ruling once it is obtained.
If you wish to obtain a paper election form, please email stockadmin@a10networks.com or call (408) 240‑9341.
Your delivery of all documents relating to the offer, including election forms, is at your risk. Delivery will be deemed made only when actually received by us via the offer website or facsimile. If you submit your election form via the offer website, you should print and keep a copy of the Confirmation Statement generated by the offer website at the time that you complete and submit your election form. The printed Confirmation Statement will provide evidence that you submitted your election form. If you submit your election form via facsimile, we intend to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. Note that if you submit any election form via facsimile within the last two (2) U.S. business days prior to the expiration of the offer, it is possible that A10 may not be able to confirm receipt prior to the expiration of the offer. Only responses that are properly completed and actually received by A10 by the deadline via the offer website or facsimile will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or similar post) and Federal Express (or similar delivery service), are not permitted.
Our receipt of your election form is not by itself an acceptance of your eligible options for exchange. For purposes of the offer, we will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of the expiration of the offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, email or other method of communication.
A10 will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an email confirmation, by completing and submitting this election form, you waive any right to receive any notice of the receipt of the tender of your eligible options, except as provided for in the Offer to Exchange. Any confirmation of receipt provided to you merely will be a notification that we have received your election form and does not mean that your eligible options have been cancelled. Your eligible options that are accepted for exchange will be cancelled on the same U.S. calendar day as the expiration of the offer (but following the expiration of the offer), which cancellation is scheduled to be December 17, 2015 (unless the offer is extended).
2.    To change or withdraw prior elections of your eligible options, you must complete and deliver a new election form.
Tenders of eligible options made through the offer may be changed or withdrawn at any time on or before the expiration date, which is scheduled to be 9:00 p.m., Pacific Time, on December 17, 2015. If A10 extends the offer beyond that time, you may change or withdraw your election of your tendered eligible options at any time until the extended expiration of the offer. In addition, although A10 currently intends to accept your validly tendered eligible options promptly after the expiration of the offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 19, 2015 (which is the 40th U.S. business day following the commencement of the offer), you may withdraw your tendered eligible options at any time thereafter up to such time as A10 does accept your properly tendered options.
You may change your election and elect to exchange all of your eligible option grants, some of your eligible options grants, or none of your eligible option grants pursuant to the terms and conditions of the offer. To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from the offer, you must deliver a valid new election form indicating only the eligible option grants you wish to exchange in the offer or a valid new election form indicating that you reject the offer with respect to all of your eligible options, by completing the election process outlined below by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on December 17, 2015:
Election Changes and Withdrawals via the Offer Website (Other than Eligible Participants Residing in Japan, Germany, or the Netherlands)
d.Access A10’s offer website by going to https://A10.equitybenefits.com and enter your A10 email address and password. If this is the first time you are logging into the offer website, you should use the password as specified in the launch email, dated November 19, 2015, announcing the offer.
e.After logging into the offer website, review the information and proceed through to the Election Form page. You will be provided with your eligible option schedule containing personalized information regarding the eligible option grants you hold, including the grant date and per share exercise price of each of your eligible options grants, the number of shares subject to each of your eligible option grants as of December 17, 2015 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), the number of shares subject to each of your eligible option grants that are scheduled to be vested as of December 17, 2015, the vesting details for each of your eligible option grants, the exchange ratio applicable to each of your eligible option grants, the number of RSUs that would be issued in exchange for each eligible option grant, and the vesting schedule applicable to each award of RSUs. You also can review your eligible options in the Breakeven Calculator, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from exchanged options or the RSUs to be granted pursuant to the offer if you choose to exchange your eligible options. The Breakeven Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the offer. For example, the Breakeven Calculator does not account for vesting. Note that you will be able to profit from an RSU only if it actually vests. Therefore, even if the Breakeven Calculator shows that the potential profit on an RSU is greater than for an exchanged option at the assumed prices you enter, you would be able to profit from the RSU only if it actually vests. In addition, this Breakeven Calculator does not take into consideration the difference in taxation between RSUs and stock options. Note also that because of the rounding resulting from fractional shares, the values shown could be higher or lower than the actual result. While eligible participants residing in Japan, Germany, or the Netherlands may submit elections only via facsimile, they can access their eligible option schedule and the Breakeven Calculator via the offer website.

f.On the Election Page, select the appropriate box next to your previously-selected eligible option grants to indicate those eligible option grants that you do not want to exchange in the offer.
g.Proceed through the offer website by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. After reviewing and agreeing to the Terms of Election, submit your election form.
h.Upon submitting your election form, a Confirmation Statement will be generated by the offer website. Please print and keep a copy of the Confirmation Statement for your records.
Election Changes and Withdrawals via Facsimile (Must Be Used by Eligible Participants Residing in Japan, Germany, or the Netherlands)
Eligible Participants residing in Japan, Germany, or the Netherlands may submit elections only via facsimile. With respect to all other eligible participants, we prefer that you submit your election form electronically via the offer website. However, if you choose not to use the offer website process, you may submit your election form as follows:

a.	Print the election form attached to the launch email, dated November 19, 2015, announcing this offer.
b.Properly complete the election form, and submit your election form via facsimile at 1‑408-351-0840, no later than the expiration date, which currently is expected to be 9:00 p.m., Pacific Time, on December 17, 2015, unless we extend the offer.
c.Eligible participants residing in the Netherlands also must agree to and sign any Dutch Tax Ruling confirming that the exchange of eligible options for RSUs will not result in a taxable event (as described further in Schedule L to this Offer to Exchange) in order to participate in the offer, to the extent such ruling is obtained and such consent is required by the applicable Netherlands tax authorities. If such consent becomes required, A10 will provide you with a copy of the consent to the Dutch Tax Ruling once it is obtained.
If you wish to obtain a paper election form, please email stockadmin@a10networks.com or call (408) 240‑9341.
If you withdraw some or all of your eligible option grants from the offer, you may elect to exchange the withdrawn eligible option grants again at any time before the expiration date. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly reelect to exchange such eligible option grants before the expiration date. To reelect to exchange some or all of your withdrawn eligible option grants or to elect to exchange additional eligible option grants, you must submit a new election form following the instructions described above.
Your new election form must be submitted no later than the expiration date in accordance with the procedures described in these instructions. Since any prior election form will be disregarded, your new election form must indicate all eligible option grants you wish to exchange, not just those you wish to add. Your new election form must include the required information regarding all of the eligible option grants you want to exchange and must be signed and clearly dated after the date of any election form you previously submitted. Upon the receipt of such a new, properly filled out, signed (electronically or otherwise) and dated election form, any previously submitted election forms will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election form we receive prior to the expiration date.
3.    No Partial Tenders.
If you intend to tender an eligible option grant through the offer, you must tender all of your shares subject to that eligible option grant.

You may pick and choose which of your eligible option grants you wish to exchange. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised. If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, you may accept this offer only with respect to the portion of the eligible option grant beneficially owned by you. Any portion beneficially owned by a person who is not an eligible participant may not be exchanged in this offer (even if legal title to that portion of the award is held by you and you are an eligible participant).
4.    Signatures on this election form.
With respect to eligible participants other than those residing in Japan, Germany or the Netherlands, logging into the A10 offer website and completing and submitting your election form via the offer website is the equivalent of signing your name on a paper election form and has the same legal effect as your written signature. Elections by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website. Due to applicable requirements under local law, eligible Participants residing in Japan, Germany, or the Netherlands may submit elections only via facsimile.
A paper election form submitted by facsimile must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever. If this election form is signed by a trustee, executor, administrator, guardian, attorney‑in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to A10 of the authority of that person to act in that capacity must be submitted with this election form.
5.    Other information on this election form.
In addition to signing the election form, you must indicate (or with respect to the offer website, confirm) the country of your residence, print your name, and indicate the date and time (U.S. Pacific Time) at which you signed. You also must include (or with respect to the offer website, confirm) your current email address.
6.    Requests for assistance or additional copies.
Any questions and any requests for additional copies of the Offer to Exchange or this election form may be directed to A10 Stock Administration by email at stockadmin@a10networks.com or by phone at (408) 240‑9341. Copies will be furnished promptly at A10’s expense.
7.    Irregularities.
We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any election forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension that we may grant in our discretion.
Important: Election forms must be received via the offer website or by facsimile on or before 9:00 p.m., Pacific Time, on December 17, 2015.
8.    Additional documents to read.
You should be sure to read the Offer to Exchange, all documents referenced therein, and the launch email, dated November 19, 2015, announcing the offer, before deciding to participate in the offer.
9.    Important tax information.
Please refer to Section 14 of the Offer to Exchange and Schedules C through Q, which contain important tax information. We also recommend that you consult with your personal advisers before deciding whether or not to participate in this offer.